Exhibit 10.29

AMENDMENT NO. 1

TO

EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 1 (this “Amendment”) to the Employment Agreement by and between Daniel Canafax (“Executive”) and ARYX THERAPEUTICS, INC., a Delaware corporation (the “Company”) dated January 31, 2007 (the “Prior Agreement”), is entered into and effective as of December 19, 2008 (the “Effective Date”).  Capitalized terms not herein defined shall have the meanings ascribed to them in the Prior Agreement.

WHEREAS, the Company and the Executive previously entered into the Prior Agreement; and

WHEREAS, the Company and the Executive wish to amend the Prior Agreement by entering into this Amendment to comply with the parties’ intent that the Prior Agreement be interpreted, construed and administered in a manner that satisfies Section 409A of the Internal Revenue Code of 1986, as amended from time to time, among other things.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the Company and the Executive, intending to be legally bound, hereby amend the Prior Agreement effective as of the Effective Date and agree as follows:

SECTION 1.                            AMENDMENT TO THE PRIOR AGREEMENT

Effective as of the Effective Date, the sections of the Prior Agreement entitled “Termination of Employment,” “Change of Control” and “Definitions” are hereby amended and restated in their entirety to read as follows:

Termination of Employment

You may terminate your employment with ARYx at any time, with or without Good Reason (as defined below), simply by notifying us.  Likewise, ARYx may terminate your employment at any time and for any reason whatsoever, with or without Cause (as defined below), or advance notice.  As required by law, this offer is subject to satisfactory proof of your right to work in the United States.

If the Company terminates your employment at any time for Cause, or if you resign from ARYx without Good Reason, your salary shall cease on the date of termination, and you will not be entitled to severance pay, pay in lieu of notice or any other such compensation, other than payment of accrued salary and such other benefits as expressly required by applicable law or the terms of any applicable Company benefit plans.  The Option and any other stock awards you hold shall cease vesting as of the date of termination and those options which are already vested shall be exercisable only pursuant to the terms of the ARYx stock option plans and agreements.

However, if the Company terminates your employment at any time without Cause (and other than as a result of death), or you resign from ARYx for Good Reason (as long as you provide the Company with written notice specifying the occurrence of the event which forms the basis for your resignation for Good Reason within ninety (90) days following its initial existence and provide the Company forty-five (45) days to cure such condition, and your resignation becomes effective within thirty (30) days following the end of such cure period if the condition is not cured), and such termination is a “separation from service” under Treasury Regulation Section 1.409A-1(h), (i) the Company shall make a lump sum severance payment to you in an amount equal to six (6) months of your then-current base salary, subject to withholdings and deductions, payable within ten (10) days after the effective date of the release agreement described below, (ii) if you timely elect COBRA health insurance coverage, the Company will reimburse your COBRA premiums for a maximum of either six (6) months following the date your employment terminates or until you secure health insurance coverage from another source, whichever occurs sooner (but in no event after you cease to be eligible for COBRA), and (iii) the vesting of the Option shall immediately accelerate with respect to the number of shares that would otherwise vest if you were to remain employed by ARYx over the six (6) month period following the date of such termination.

Change of Control

In the event your employment with the Company is involuntarily terminated without Cause by the Company or its successor, or you resign for Good Reason, and in either case such termination is a “separation from service” under Treasury Regulation Section 1.409A-1(h) and such termination or resignation occurs within thirteen (13) months following a Change of Control (as defined below), the vesting of the Option shall be accelerated such that the Option shall become fully vested.  Your receipt of the accelerated vesting of the Option provided in this paragraph, or the receipt of the severance pay described above, shall be conditioned on your execution of a release agreement in the form attached to this letter as Attachment II, such executed release must be delivered to the Company within twenty-one (21) days after the termination of your employment with the Company and become effective within seven (7) days thereafter in order for any of such benefits be provided to you.

Definitions

For purposes of this letter agreement:

•      “Cause” shall mean that you have committed, or there has occurred, one or more of the following:  (a) conviction of, a guilty plea with respect to, or a plea of nolo contendere to a charge that you have committed a felony under the laws of the United States or of any state of a crime involving moral turpitude, including, but not limited to, fraud, theft, embezzlement or any crime that results in or is intended to result in personal enrichment at the expense of the Company; (b) material breach of any agreement entered into between you and the Company that impairs the Company’s interest therein; (c) willful misconduct, or gross neglect by you of your duties, if such conduct is not cured within seven (7) days of your receipt of written notice (provided that such conduct can reasonably be cured); (d) an unauthorized use or disclosure of the Company’s confidential information or trade secrets; or (e) engagement in any activity that constitutes a material conflict of interest with the Company.  Your death or physical or mental disability shall also constitute Cause for termination under this letter agreement.  Cause to terminate your employment based on your physical or mental disability shall exist if any illness, disability or other incapacity renders you physically or mentally unable to regularly perform your duties hereunder for a period in excess of sixty (60) consecutive days or more than ninety (90)

days in any consecutive twelve (12) month period.  The Board of Directors shall make a good faith determination of whether you are physically or mentally unable to regularly perform your duties, subject to its review and consideration of any physical and/or mental health information provided to it by you.

•      “Good Reason” shall mean any one of the following events which occurs on or after the commencement of your employment without your consent:  (i) any material reduction of your then current annual base salary, except to the extent that the annual base salary of all other officers of the Company is similarly reduced; (ii) any material diminution of your duties, responsibilities, or authority; (iii) any requirement that you relocate to a work site that would increase your one-way commute distance by more than sixty (60) miles; or (iv) any material breach by the Company of its obligations under letter agreement.

•      “Change of Control” shall mean the occurrence of any of the following: (i) a sale, lease, or other disposition of all or substantially all of the assets of the Company; (ii) a merger or consolidation in which the Company is not the surviving corporation; (iii) a reverse merger involving the Company in which the Company is the surviving corporation but the shares of common stock of the Company (the “Common Stock”) outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise; (iv) an acquisition by any person, entity or group within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any comparable successor provisions (excluding any employee benefit plan, or related trust, sponsored or maintained by the Company or an affiliate of the Company) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rules) of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of directors; or, (v) in the event that the individuals who, as of the date hereof, are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least fifty percent (50%) of the Company’s Board of Directors.  (If the election, or nomination for election by the Company’s shareholders, of any new member of the Company’s Board of Directors is approved by a vote of at least fifty percent (50%) of the Incumbent Board, such new member of the Board of Directors shall be considered as a member of the Incumbent Board.)  Notwithstanding the foregoing, for the purposes of this letter agreement and with respect to any and all clauses of this paragraph, an initial public offering of the securities of the Company (an “IPO”) or any transactions or events constituting part of an IPO, or any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or indebtedness of the Company is cancelled or converted or a combination thereof shall not be deemed to constitute or in any way effect a Change of Control.

SECTION 2.                            ADDITIONAL PROVISIONS

2.1          ENTIRE AGREEMENT AND MODIFICATION.  The Prior Agreement, together with this Amendment, constitute the entire agreement among the parties with respect to the subject matter thereof and hereof and supersede any prior understandings, agreements, or representations by or among the parties, written or oral, to the extent they related in any way to the subject matter hereof.

2.2          GOVERNING LAW.  This Amendment shall be governed by, construed and interpreted in accordance with the laws of the State of California without regard to its choice of law principles.

2.3          COUNTERPARTS.  This Amendment may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

2.4          HEADINGS.  The Section headings contained in this Amendment are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Amendment.

2.5          SEVERABILITY.  Any term or provision of this Amendment that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Amendment on and effective as of the Effective Date.

ARYx THERAPEUTICS, INC.		DANIEL CANAFAX

By:	/s/ Paul Goddard	/s/ Daniel Canafax
Paul Goddard Chairman and Chief Executive Officer